As filed with the Securities and Exchange Commission on April 21, 2025

Registration No. 333-268477

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Enfusion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-1268462
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Clearwater Analytics Holdings, Inc.

777 W. Main Street

Suite 900

Boise, ID 83702

(208) 433-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alphonse Valbrune
Chief Legal Officer
777 W. Main Street
Suite 900
Boise, ID 83702
(208) 433-1200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joshua N. Korff, P.C.
Ross M. Leff, P.C.
Christie W.S. Mok
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (these “Post-Effective Amendment”) filed by Enfusion, Inc., a Delaware corporation (the “Registrant” or “Enfusion”), relates to the Registration Statement on Form S-3 (File No. 333-268477) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on November 18, 2022, and declared effective on December 2, 2022 (the “Registration Statement”). The Registration Statement pertains to (i) the registration of up to $150,000,000 in aggregate dollar amount of the Registrant’s class A common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts and units; and (ii) the offer and resale of up to 21,522,009 shares of class A common stock offered by the selling securityholders named therein.

On April 21, 2025, pursuant to the Agreement and Plan of Merger, dated as of January 10, 2025 (the “Merger Agreement”), by and among Clearwater Analytics Holdings, Inc., a Delaware corporation (“Clearwater”), Poseidon Acquirer, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Clearwater (“Acquirer”), Poseidon Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Clearwater (“Merger Sub”), Poseidon Merger Sub II, LLC, a Delaware limited liability company and an indirect subsidiary of Clearwater (“Merger Sub II”), Enfusion, and Enfusion Ltd. LLC, a Delaware limited liability company and subsidiary of Enfusion (“Enfusion Operating Company”), (i) Merger Sub II merged with and into Enfusion Operating Company (the “LLC Merger”), with Enfusion Operating Company surviving the LLC Merger as a wholly-owned subsidiary of Clearwater; (ii) Merger Sub merged with and into Enfusion (the “Merger”), with Enfusion surviving the Merger as an indirectly wholly-owned subsidiary of Clearwater (the “Surviving Corporation”); and (iii) the Surviving Corporation merged with and into Acquirer (the “Second Merger”, and together with the Merger, the “Corporate Mergers”, and the Corporate Mergers together with the LLC Merger, the “Mergers”), with Acquirer surviving the Second Merger as a wholly-owned subsidiary of Clearwater.

As a result of the completion of the transactions contemplated by the Merger Agreement, including the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Boise, Indiana, on April 21, 2025.

ENFUSION, INC.

By:	/s/ Alphonse Valbrune
Name:	Alphonse Valbrune
Title:	Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.